As filed with the Securities and Exchange Commission on October 7, 2005
Registration No. 333-121384

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genaissance Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1338846
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Five Science Park

New Haven, Connecticut 06511

(203) 773-1450

(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Israel M. Stein, M.D.

President

Genaissance Pharmaceuticals, Inc.

Five Science Park

New Haven, Connecticut 06511

(203) 773-1450

(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

with a copy to:

John Hession, Esq.

McDermott Will & Emery LLP

28 State Street

Boston, Massachusetts  02109-1775

(617) 535-4000

DEREGISTRATION OF UNSOLD SECURITIES

The Registration Statement on Form S-3 (File No. 333-121384) (the “Registration Statement”) of Genaissance Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 7,525,425 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), to which this Post-Effective Amendment No. 1 relates, was declared effective by the Securities and Exchange Commission (the “SEC”) on January 25, 2005.

Clinical Data, Inc., a Delaware corporation (“Clinical Data”), Safari Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Clinical Data (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger dated as of June 20, 2005, as amended on July 28, 2005 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into the Company, the Company would become a wholly-owned subsidiary of Clinical Data, all outstanding shares of the Company’s Common Stock would be converted into the right to receive 0.065 of a share of Clinical Data common stock, $.01 par value per share, and all outstanding shares of the Company’s series A preferred stock, $.001 par value per share, would be converted into the right to receive 1.052326 shares of newly designated Clinical Data series A preferred stock, $.01 par value per share (the “Merger”).

On October 6, 2005, Clinical Data held a special meeting of stockholders at which Clinical Data stockholders approved the issuance of shares of Clinical Data common stock and series A preferred stock in connection with the Merger.  On October 6, 2005, the Company held a special meeting of stockholders at which the Company’s stockholders approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger.  The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on October 6, 2005 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of the Company’s Common Stock pursuant to its existing registration statements, including the Registration Statement.  The Company hereby removes from registration all shares of the Company’s Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on this 7th day of October 2005.

GENAISSANCE PHARMACEUTICALS, INC.

By:	/s/ Israel M. Stein, M.D.
Israel M. Stein, M.D.
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated and on the 7th day of October 2005.

Signature	Title

/s/ Israel M. Stein, M.D.	President, Assistant Treasurer and Sole Director (Principal Executive Officer)
Israel M. Stein, M.D.

/s/ Mark D. Shooman	Treasurer and Assistant Secretary (Principal Accounting and Financial Officer)
Mark D. Shooman